Exhibit 16.1: Thomas Leger & Co., LLP letter to the SEC

Thomas Leger & Co., L.L.P. Certified Public Accountants
1235 North Loop West, Suite 907 Houston, Texas 77008-4707
(713) 868-1065 Fax (713) 869-4828

June 28, 2006
Securities & Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously the independent auditors of American International Industries, Inc. and under the date of April 21, 2006, we reported on the consolidated balance sheet of American International Industries, Inc. as of December 31, 2005 and the related consolidated statements of income, shareholders' equity and cash flow for the year then ended.

We have read the statements made by American International Industries, Inc. which we understand will be filed with the Commission, pursuant to item 4 of Form 8-K, as part of the Company's form 8-K report dated June 28, 2006. We agree with such statements except that we are not in a position to agree or disagree with American International Industries, Inc.'s statements regarding John A. Braden & Company, P.C., its new independent auditors.

Very truly yours,

Thomas Leger & Co., L.L.P.

Thomas Leger & Co., L.L.P.